UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2025

Apollo Debt Solutions BDC

(Exact name of Registrant as specified in its charter)

Delaware	814-01424	86-1950548
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9 West 57th Street New York, New York	10019
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (212) 515-3200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosures

Dear Valued Shareholder,

As the first quarter of 2025 has drawn to a close, we would like to take this opportunity to comment on the performance and activities of Apollo Debt Solutions BDC (“ADS” or the “Fund”). We will also provide our perspective regarding the near-term investment environment, the opportunities for the Fund and our outlook for the market.

The Fund’s Class I shares generated a 9.69% annualized distribution rate in March 2025 and a three-month and one-year total net return of 1.58% and 9.21%, respectively, as of March 31, 2025, bringing the annualized inception-to-date total net return to 8.64%.[1,2] The Fund’s net asset value per share fell to $24.65 as of March 31, 2025, compared to $24.85 as of March 31, 2024.

ADS Has Outperformed Major Fixed Income Markets

Since Its Inception in January 2022[1,3]

Annualized Inception-to-Date Total Return (as of March 31, 2025)

WHAT HAPPENED IN MARKETS?

The 2022 movie Everything Everywhere All at Once—one of the most awarded films of all time, winning seven Oscars at the Academy Awards—follows Evelyn Quan Wang (played by Michelle Yeoh), a middle-aged Chinese-American woman facing multiple challenges. She grapples with an existential crisis and questions her life choices while managing a struggling laundromat with her husband, which is under audit by the IRS. On top of these issues, Evelyn discovers she must connect with parallel universe versions of herself to prevent a powerful being from destroying the multiverse. The movie’s themes of chaos, unpredictability, and the search for meaning bear resemblance to the turmoil and uncertainty that overtook markets during the first quarter of 2025.

WHAT HAPPENED IN MARKETS? (CONTINUED)

On his first day in office, President Donald Trump announced plans to impose a 25% tariff on imports from Canada and Mexico, a threat he followed through on in early March after a one-month delay. China was hit next with incremental tariffs of 10% in February, which doubled to 20% a month later. President Trump also targeted sectors deemed critical to national security: in February, higher tariffs on steel and aluminum were announced, followed by orders instructing the Department of Commerce to consider tariffs on copper and lumber imports. In addition, President Trump ordered the dismantling of seven government offices in March, as part of his continuing mission to reduce the size of the federal government. Elon Musk, who is running President Trump’s federal cost-cutting effort, is pushing for $1 trillion in cuts to the US government’s spending by end of May. These cuts would surpass Margaret Thatcher’s 1980 austerity plan.

Still, credit markets barely flinched. As of March 25th, US high yield and investment grade credit spreads had widened by 17 and 8 basis points, respectively, since the start of the year.19 US equity markets, preoccupied with the fallout from the surprisingly powerful AI models developed by Chinese AI lab DeepSeek, were equally complacent about President Trump’s increasingly assertive tariff policies. As of the same date, the S&P 500 was only 6% off its all-time high set in February 2025.

But this changed on March 26th with President Trump’s announcement that he intended to levy a 25% tariff on imports of foreign vehicles and certain auto parts. This latest round of tariffs felt different and potentially more permanent as the President framed the goal of the tariffs not as a negotiating tool like earlier announcements, but instead, a stick to incentivize auto original equipment manufacturers (OEMs) to reshore their supply chains. At this moment, the scales began to fall from the eyes of the markets. Over the last four trading days of the first quarter, the S&P 500 lost 3% and US high yield spreads widened by over 45 basis points,19 as the market nervously awaited President Trump’s “Liberation Day” announcement set for April 2nd—where he revealed his reciprocal tariff framework.

The S&P 500 Index fell 4.6% during the first three months of the year, the largest quarterly decline since September 2022.20 The Nasdaq Composite Index sank 10% during the quarter, while the gauge of the Magnificent Seven megacaps tumbled 16%.20 Treasury yields fell 36 basis points during the quarter, and high yield spreads winded by 59 basis points to 384 basis points, the most in nearly three years.20 The ICE BofA High Yield CCC Index retreated 0.7% in the quarter, the first decline in 10 quarters.20 Meanwhile, the Morningstar LSTA US Leveraged Loan Index increased 0.5%, still the fourth-worst quarter for loans in the past 25 years.20

THE OPPORTUNITY FOR ADS

Given uncertainty is likely to remain elevated, we expect the new issue market may turn less accommodating, increasing demand for private capital solutions. We believe Apollo’s capabilities across direct lending, positions ADS to be a flexible capital solutions provider for companies looking for alternatives to the public markets.

Over the past 15 months, we have approached the credit markets cautiously, given the tightening spread environment and macroeconomic and geopolitical uncertainty. The Fund’s portfolio is overweight first-lien senior secured risk across large-cap companies whose capital structures are built to potentially withstand volatility for longer periods of time.

At the end of March, the Fund’s portfolio had a weighted average EBITDA of $263 million across its direct originations8 with 2.2x interest coverage, meaning our portfolio companies have greater runway to withstand a pullback in demand or eroding margins. The large-cap nature also effectuates more flexible supply chains with an ability to pivot based on policy. In addition, ADS’ 100% first-lien exposure9 with conservative 39% LTVs8 implies strong coverage from equity owners, namely large private equity sponsors, to potentially absorb any stress and support these portfolio companies through a changing economic environment.

ADS’s direct lending portfolio is less exposed to the fluctuations and investor sentiment that drive public market instability, which in turn allows these companies to focus on long-term growth and strategic investments without the pressure of short-term market reactions. From an underwriting perspective, we have incorporated policy-related risks, including tariffs, into our analysis well before the election, and we have generally avoided the industries most exposed to higher tariffs. Beyond the individual credits, ADS itself remains defensively positioned to withstand volatility at 0.53x portfolio leverage as of the end of March, and in our view, well placed to take advantage of market disruption.

Despite the volatility in the markets, we have still witnessed a 27% increase in global deal value in the first quarter of 2025, compared to the same period last year.21 These include transactions across different geographies and the various ratings spectrum: from Google buying Wiz to Sycamore’s acquisition of Walgreens.21 Speculative-grade borrowers raised $20.1 billion of institutional term loans to finance buyouts, acquisitions and other types of M&A in March, bringing the overall tally for the first quarter to $52 billion, a three-year high.24 This is a trend that typically benefits private credit given issuers are consistently opting for private solutions for acquisition financing.21 With private equity funds sitting on $1.2 trillion of dry powder, we expect to see private credit fund and support PE deals, leveraged buyouts, and M&A transactions throughout the rest of the year.21

THE OPPORTUNITY FOR ADS (CONTINUED)

Finally, on March 14th, Fitch Ratings assigned Apollo Debt Solutions BDC a BBB- rating, the third leading agency to assign ADS an investment grade rating. Fitch said the rating reflected “above-average exposure to first lien investments, strong portfolio diversification, appropriate asset coverage cushion, sound liquidity profile and solid funding flexibility.”17

WHY APOLLO FOR CREDIT?

SCALE & EXPERIENCE: Since Apollo’s founding in 1990, Apollo has established a notable record of success in alternative investments, serving institutional and individual investors across the risk-return spectrum—in credit, equity, and real assets strategies. As a high-growth alternative asset manager, Apollo oversees $641 billion in its credit business with a broad coverage and experienced team that includes ~500 investment professionals. The ongoing growth in private lending is largely consolidated in the hands of the largest platforms, and Apollo’s scale allows it to lead and arrange transactions, acting as a full-service solution for borrowers and sponsors. Through an investment in ADS, individual investors generally have access to the same caliber of transactions and deals that Apollo’s institutional investors receive, which we believe can potentially produce attractive risk-adjusted returns.

PURCHASE PRICE MATTERS: ADS focuses on downside protection10 through credit selection and portfolio construction with an emphasis on lending to large-cap, private US companies at the top of the capital structure. As of March 31, 2025, the weighted average EBITDA of ADS’ directly originated debt investments was $263 million8 with an estimated weighted average net LTV of 39%.8 ADS’ portfolio is 100%9 first lien, senior secured debt as of the same date. Further, ADS’s direct originations in the first quarter of 2025 generated an average spread of 517 basis points, 202 basis points higher than new issue US leveraged loan market spreads.14 ADS’ balance sheet is positioned for offense, with a net leverage ratio of 0.53x. In line with tighter market spreads, ADS has continued to optimize its financing costs and decreased its spread on leverage by approximately 15 basis points since December 2024.

SELECTIVITY & JUDGEMENT: In the first three months of 2025, Apollo’s Credit Platform closed on $4.1 billion of gross commitments for $3.6 billion of funded deployment across 17 deals. ADS totaled approximately $2.0 billion of direct lending commitments, with 98% in large-cap deals and the remaining in middle market direct originations. Apollo’s long-term approach to investing, which focuses on selectivity and underwriting discipline, has translated into very low defaults rates in the platform’s broader portfolio. From 2009 to the first quarter of 2025, Apollo’s Global Corporate Credit business experienced an average annual default rate of just 0.1%, compared to the 2.6% average for the leveraged loan market.15

ALIGNMENT: Since Apollo’s merger with retirement services business Athene, Apollo is often among the largest investors in its own products. ADS invests alongside a number of Apollo’s direct lending vehicles where Apollo/Athene also have exposure, and these investments make up around 85% of ADS’ portfolio, showcasing Apollo’s willingness to invest alongside its third-party investors.11

KEY TRANSACTIONS IN 1Q2516

In January 2025, Apollo funded a $500 million first lien bond to support Standard General L.P.’s (“Standard General”) take private of the regional casino operator Bally’s Corporation (“Bally’s”). Standard General has been a long-time investor in Bally’s since 2016 and Standard General’s founder, Soo Kim, became the chairman of Bally’s in 2019. The transaction benefits from Standard’s deep knowledge of Bally’s and the broader gaming industry, having owned and operated other gaming operations.

In March 2025, Apollo fully funded a $1.3 billion first lien term loan to Curia Global (“Curia”) to refinance existing 2026 maturities. Curia is a contract research, development, and manufacturing organization (CDMO) providing active pharmaceutical ingredient, manufacturing and sterile injectable fill and finish services. Leveraging our strong relationship with Curia and deep understanding of the sector, Apollo was able to lead the transaction.

In March 2025, Apollo participated in a £1.75 billion first lien term loan to Hargreaves Lansdown (“Hargreaves”). Hargreaves is a large UK direct-to-consumer wealth and investment platform. Apollo was engaged early in the process due to our ability to underwrite at scale and execute with speed.

In March 2025, Apollo participated in a $575 million first lien term loan to Waystone Group (“Waystone”), a global provider of governance, risk, administration, and compliance services to investment funds. Waystone’s platform supports clients across the fund lifecycle, spanning fund formation, administration, and regulatory compliance. Apollo was invited to participate in the transaction given our expertise in the sector and ability to move quickly.

ADS participated in the four transactions alongside other Apollo-managed investment funds.

OUTLOOK

The Trump administration’s radical trade policy poses two obvious near-term risks for investors: a heightened probability of a recession and significant headwinds to sectors and companies reliant on foreign supply chains.

We think that adapting to what may be a generational shift in US trade policy is impossible for consumers and corporations when the very policy changes on a daily, and sometimes hourly basis. The longer this uncertainty persists, the greater likelihood it will exact lasting damage on the real economy. If tariffs remain at the current levels, Apollo’s Chief Economist Torsten Sløk believes there is a 90% probability we may experience a “Voluntary Trade Reset Recession” in 2025.18

Against this backdrop, we think the well-positioned sectors are those that are less exposed to the economic cycle and are either service-oriented or rely on US-centric supply chains. We believe industries like cable/telecom, healthcare, and utilities/power will be less impacted from tariffs or a possible recessionary environment, whereas autos, energy and consumer/retail industries will potentially endure the most detrimental consequences.

OUTLOOK (CONTINUED)

Sector Impact of Tariffs18

In a recent report, Moody’s Ratings says it expects lower-rated companies to lean more heavily on private credit lenders for financing support, similar to the behavior we witnessed on the heels of the pandemic when credit markets contracted. Moody’s also highlighted several favorable tailwinds for direct lending, including more bank lending to private markets, demand for infrastructure financing for data centers and fiber networks, continued demand from insurance companies for higher yielding assets in private markets, and expectations that US regulation will be friendlier to private credit under the new administration.22 We’ve seen specific instances at the end of April where the broader market volatility tipped the balance in favor of direct lenders versus banks. Apollo, for example, as publicly reported, stepped in and led an approximately $1.2 billion financing package to support the buyout of Karo Healthcare by KKR.23

We are in uncertain times, to state the obvious, but it is in environments like this where we believe active managers can differentiate themselves. We are not rooting for chaos but if it comes, we believe we are well prepared to capitalize on the broad opportunities it may create.

EARL HUNT	JAMES VANEK	ROBERT GIVONE	PATRICK RYAN
Chairman & Chief Executive Officer of ADS	Co-Chief Investment Officer of the Adviser	Co-Chief Investment Officer of the Adviser	Chief Credit Officer of the Adviser

ERIC ROSENBERG	ADAM ELING	KRISTIN HESTER	RYAN DEL GIUDICE
Chief Financial Officer of ADS	Chief Operating Officer of ADS	Chief Legal Officer & Secretary of ADS	Chief Compliance Officer of ADS

TAL BARAK HARIF
Credit Writer

END NOTES

Data as of March 31, 2025, unless otherwise indicated. Reflects Apollo’s views and beliefs as of the date of this material and is subject to change without notice. Past performance is not indicative of future results. There can be no assurance that investment strategies or objectives described herein will be achieved and there can be no assurances that any of the trends described herein will continue or will not reverse. The value of any investment could decline and/or become worthless.

Certain information contained in this document constitutes “forward-looking statements,” which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words, or the negatives thereof. These may include financial projections and estimates and their underlying assumptions, statements about plans, objectives and expectations with respect to future operations, and statements regarding future performance. Such forward-looking statements are inherently uncertain and there are or may be important factors that could cause actual outcomes or results to differ materially from those indicated in such statements. Apollo believes these factors include but are not limited to those described under the section entitled “Risk Factors”, in the Fund’s prospectus, and any such updated factors included in the Fund’s periodic filings with the Securities and Exchange Commission (the “SEC”), which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Fund’s prospectus and other filings. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Important Note on Index Performance: Index performance is shown for illustrative purposes only and have limitations when used for comparison or for other purposes due to, among other matters, volatility, credit or other factors (such as number of investments, recycling or reinvestment of distributions, and types of assets). It may not be possible to directly invest in one or more of these indices and the holdings of the Fund may differ markedly from the holdings of any such index in terms of levels of diversification, types of securities or assets represented and other significant factors. Indices are unmanaged, do not charge any fees or expenses, assume reinvestment of income and do not employ special investment techniques such as leveraging or short selling. No such index is indicative of the future results of the Fund. There can be no assurances that any of the trends described herein will continue or will not reverse. Past events and trends do not imply, predict or guarantee, and are not necessarily indicative of future events or results.

1.

Past performance is not indicative of future results, and there can be no assurance that the Fund or any Apollo fund or investment will achieve its objectives or avoid substantial losses. Actual results may vary. Total returns for periods greater than one year are annualized. Total net return is calculated as the change in NAV per share during the period, plus distributions per share (assumes reinvested distributions) divided by the NAV per share at the beginning of the period. Total returns provided herein are net of all Fund expenses, general and administrative expenses, transaction related expenses, management fees, incentive fees, and share class specific fees, but exclude the impact of early repurchase deductions on the repurchase of shares that have been outstanding for less than one year. Performance shown does not include anticipated taxes or withholdings. The returns have been prepared using unaudited data and valuations of the underlying investments in the Fund’s portfolio, which are estimates of fair value and form the basis for the Fund’s NAV. Valuations based upon unaudited reports from the underlying investments may be subject to later adjustments, may not correspond to realized value and may not accurately reflect the price at which assets could be liquidated. There is no guarantee that investment objective can be achieved. Inception dates: Class I shares, 1/7/22; Class S shares, 2/1/22; Class D shares, 7/1/22. The 3-month total net return as of March 31, 2025 for Class S and Class D shares without upfront placement fees: 1.36% and 1.51%, respectively; with upfront placement fees: -2.16% and 0.00%, respectively. The one-year total net return as of March 31, 2025 for Class S and Class D shares without upfront placement fees: 8.29% and 8.93%, respectively; with upfront placement fees: 4.53% and 7.31%, respectively. Annualized inception to date total net return as of March 31, 2025 for Class S and Class D shares without upfront placement fees: 7.72% and 12.21%, respectively; with upfront placement fees: 6.51% and 11.61%, respectively. No upfront sales load will be paid to the Fund with respect to Class S shares, Class D shares or Class I shares, however, if a shareholder buys Class S shares or Class D shares through certain financial intermediaries, they may directly charge transaction or other fees to shareholders, including upfront placement fees or brokerage commissions, in such amount as they may determine, provided that selling agents limit such charges to a 1.5% cap on NAV for Class D shares and 3.5% cap on NAV for Class S shares. Selling agents will not charge such fees on Class I shares. Shareholders should consult their selling agent for additional information.

2.

Past performance is not indicative of future results. There is no assurance the Fund will pay distributions in any particular amount, if at all. Any distributions the Fund makes will be at the discretion of the Fund’s Board of Trustees (the “Board”). Distributions are not guaranteed. The annualized distribution rate is as of March 24, 2025, and is calculated by multiplying the sum of the month’s stated base distribution per share and special distribution per share by twelve and dividing the result by the net asset value (“NAV”) per share. The annualized distribution rate for Class S shares and Class D shares was 8.82% and 9.43%, respectively. The Fund’s annualized distribution rate, including the month’s stated base distribution per share but excluding the special distribution, is 8.72% for Class I shares, 7.85% for Class S shares and 8.46% for Class D shares. Distributions may be funded, directly or indirectly, from temporary waivers or expense reimbursements borne by the Fund’s investment adviser or its affiliates that may be subject to reimbursement to the investment adviser or its affiliates. The Fund has not established limits on the amounts the Fund may fund from such sources. Distributions are all currently funded from cash flow from operations. Distributions, however, may be funded from sources other than cash flow from operations, including the sale of assets, borrowings, return of capital or offering proceeds. Distributions have been and may in the future be funded through sources other than cash flow, such as return of capital. Please refer to the Fund’s prospectus for additional information and visit the Fund’s website for notices regarding distributions subject to Section 19(a) of the Investment Company Act of 1940.

END NOTES (CONTINUED)

3.	Source: Bloomberg, March 2025.

4.

“Leveraged Loans” represented by the Morningstar LSTA US Leveraged Loan 100 Index, which is designed to measure the performance of the 100 largest facilities in the US leveraged loan market. Index constituents are market-value weighted, subject to a single loan facility weight cap of 2%.

5.

“High Yield Corporate” represented by the ICE BofA US High Yield Index, which is market capitalization weighted and is designed to measure the performance of U.S. dollar denominated below investment grade (commonly referred to as “junk”) corporate debt publicly issued in the US domestic market. The index includes securities rated below investment grade (based on an average of Moody’s Investors Service, Inc., Fitch, Inc., and S&P Global Ratings) with at least 18 months remaining to final maturity at the time of issuance and at least one-year remaining term to final maturity as of the Index’s rebalancing date. In addition, individual securities of qualifying issuers must have a fixed coupon schedule and a minimum amount outstanding of $250 million.

6.

“US Investment Grade Corporate” represented by the Bloomberg US Corporate Index, which measures the investment grade, fixed-rate, taxable corporate bond market. It includes USD denominated securities publicly issued by US and non-US industrial, utility, and financial issuers. The index is a component of the US Credit and US Aggregate Indices, and provided the necessary inclusion rules are met, US Corporate Index securities also contribute to the multi-currency Global Aggregate Index. The index includes securities with remaining maturity of at least one year.

7.

ADS generally defines large-cap borrowers as companies with more than $75 million in EBITDA, as may be adjusted for market disruptions, mergers and acquisitions-related charges and synergies, and other items.

8.

Weighted-average EBITDA of directly originated debt investments. Based on latest information tracked on our portfolio companies and excludes certain portfolio companies for which these metrics are not meaningful (for instance, portfolio companies with negative EBTIDA). Weighted average net loan-to-value is net debt through the respective loan tranche in which the Fund has invested divided by the estimated enterprise value of the portfolio company.

9.

Composition of first lien investments based on fair market value of debt investments. Excludes cash and cash equivalents. There is no guarantee that similar allocations or investments will be available in the future. Subject to change at any time without notice.

10.	References to “downside protection” does not guarantee against loss of value. The value of any investment could decline and/or become worthless.

11.

There is no assurance that such investment opportunities will be available to the Fund. An affiliate of the Fund’s investment adviser received an exemptive order from the SEC that permits the Fund greater flexibility to participate in co-investment transactions.

12.	Source: Pitchbook, LCD; Leveraged Loans represented by the Morningstar LSTA US Leveraged Loan 100 Index (total return and price return). As of April 30, 2025.

13.	Source: PitchBook, LCD; Data through March 31, 2025.

14.

Source: Apollo analysts, Pitchbook, LCD as of March 31, 2025. New issue US leveraged loan spreads represents the average new issue weighted average spread of leverage loans as tracked by Pitchbook/LCD during the period.

15.

Source: J.P. Morgan, Apollo Analysts, as of March 31, 2025. The percentage of defaults for the investments managed by Apollo is calculated by totaling the par value of investments that default on an obligation (subsequent to Apollo’s acquisition of the asset) within a calendar year and dividing by the average total holdings in the Apollo Global Corporate Credit portfolio for that given year. This is exclusive of the acquisitions Gulf Stream Asset Management and Stone Tower Capital. J.P. Morgan Leveraged Loan defaults are calculated by totaling the par value of leveraged loan defaults and dividing by the par value outstanding in the respective market. Excludes assets purchased pursuant to a distressed-for-control strategy. Past performance is not indicative, nor a guarantee, of future results. For discussion purposes only. Information subject to change.

16.

Company names and logos are trademarks of their respective holders. There is no guarantee that similar allocations or investments will be available in the future. These transactions have been provided for discussion purposes only and were selected based on objective, non-performance-based criteria to illustrate recent large corporate direct lending investments by the Fund. The total loan amount represents the combined investment by all participants, including the Fund.

17.

Source: FitchRatings, Fitch Assigns ‘BBB-’ Ratings to Apollo Debt Solutions BDC; Outlook Stable, as of March 14, 2025. Credit ratings are statements of opinions and are not statements of fact or recommendations to purchase, hold or sell securities. Apollo provides compensation directly to credit rating agencies for evaluation of ADS. Credit ratings do not address the suitability of securities or the suitability of securities for investment purposes, and should not be relied on as investment advice.

18.	Reflects the views and opinions of Apollo Chief Economist. Source: Bloomberg. Subject to change at any time without notice.

19.	Bloomberg as of March 31, 2025.

20.	Bloomberg, Bank of America (Ice Indices) , Pitchbook LCD (LLI) as of March 31, 2025.

21.	Bloomberg, Bain and Co. (Dry powder) as of March 31, 2025.

22.	Moody’s Private credit, a refuge in turbulent times, set to take share again from April 17, 2025.

23.	Source: PitchBook, LCD. Apollo leads €1.2B loan package backing Karo Healthcare buyout from April 24, 2025.

24.	Source: PitchBook, LCD. 1Q 2025 US Credit Market Quarterly Wrap, as of March 31, 2025.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APOLLO DEBT SOLUTIONS BDC

Date: May 14, 2025	By:	/s/ Kristin Hester
	Name:	Kristin Hester
	Title:	Chief Legal Officer and Secretary